Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

March 23, 2021

Quarterly Distribution Report No. 225

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on March 22, 2021.

This Quarterly Distribution report relates to the payment received by the Trust from EMI Entertainment World Inc. (“EMI”) during the fourth quarter of 2020 (the “Q4 Distribution Period”), in respect of the contingent portion payment attributable to royalty income generated by the Trust’s copyright catalogue in the Q4 Distribution Period (the “Contingent Portion Payment”).

The Trust received $280,912 ($1.0115 per Trust Unit) for the Contingent Portion Payment attributable to the Q4 Distribution Period, as compared to $259,035 ($.9327 per Trust Unit) for the payment attributable to the fourth quarter of 2020.

After receiving the Contingent Portion Payment, the Trust paid $51,115 to third parties in connection with invoices rendered to the Trust, leaving a balance of $229,597 ($.8267 per Trust Unit). Such balance is being distributed to the Unit Holders of record as of the close of business on March 22, 2021.

During the twelve month period ended March 31, 2021, the Trust’s aggregate distributions will amount to $797,723 ($2.8725 per Trust Unit), as compared to $1,947,014 ($7.0109 per Trust Unit) during the twelve month period ended March 31, 2020.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended March 31, 2021 and March 31, 2020 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended March 31, 2021		Per Unit*

Gross royalty income collected by EMI for the period	$857,945

Less: Related royalty expense	341,656
Amount deducted by EMI	256,250
Adjustment for copyright renewals, etc.	3,111
Foreign Tax Credits Received	(23,984)

	577,033

Balance as reported by EMI	$280,912

Payments received by Trust	$280,912		$1.0115
Royalty audit settlement with EMI

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	51,115		.1841

Balance available for distribution	$229,797		$.8274

Distribution per Unit*		$.8274

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended March 31, 2020		Per Unit*	Twelve Months Ended March 31, 2021		Per Unit	Twelve Months Ended March 31, 2020		Per Unit

$862,847			$3,133,191			$3,630,355

336,962			1,133,790			1,225,380
255,428			930,859			1,149,712
11,422			53,937			75,743
			(23,984)

603,812			2,094,602			2,450,835

$259,035			$1,038,589			$1,179,520

$259,035		$.9327	$1,038,589		$3.7398	$1,179,520		$4.2473
						1,000,000		3.6008
37,517		.1351	240,866		.8673	232,506		.8372

$221,518		$.7976	$797,723		$2.8725	$1,947,014		$7.0109

	$.7976			$2.8725			$7.0109